Exhibit 99.1

Contacts:

Andrew Graham

Director of Finance

Michael A. Recny, Ph.D.

Vice President, Corporate Development

Trimeris, Inc.

(919) 419-6050

TRIMERIS REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER 2006
            Total revenue increases 66 percent over same period last year
            Collaboration with Roche profitable for the fifth straight quarter, up 191 percent over same period last year
            Positive operating cash flow increases cash position to $41.7 million
            Maintain guidance of profitability for full year 2006

MORRISVILLE, N.C. -- August 8, 2006 -- Trimeris, Inc. (Nasdaq: TRMS) today announced financial results for the three months ending June 30, 2006, reporting total revenues of $7.3 million, an increase of 66 percent, compared to the same period last year. This increase was primarily driven by strong North American sales of FUZEON, which reached $31.1 million, a growth of 23 percent over the same period last year. All sales of FUZEON are recorded by F. Hoffmann-La Roche Ltd., ("Roche"), Trimeris' collaborative partner.

Including employee stock option expense, for the second quarter of 2006 the Company reported a net loss of $334,000, or ($0.02) per share. Excluding employee stock option expense, earnings for the second quarter of 2006 were $1.0 million, compared with a loss of $3.1 million in the second quarter 2005 when the Company did not record employee stock option expense.

For the six months ending June 30, 2006, including employee stock option expense the Company reported a net loss of $762,000, or ($0.04) per share. Excluding employee stock option expense, earnings for the six months ending June 30, 2006 were $1.7 million, compared with a loss of $8.6 million for the six months ending June 30, 2005 when the Company did not record employee stock option expense.

Cash, cash equivalents and investment securities available-for-sale totaled $41.7 million at June 30, 2006 compared to $36.9 million at December 31, 2005.

"The fifth straight profitable quarter for the collaboration driven by the second best FUZEON sales quarter ever is reflective of the growth that we were anticipating for the first half of 2006. Our financial results through the first half of 2006 are in line with our expectations and we remain confident in achieving profitability for the full year of 2006," said Steven D. Skolsky, Chief Executive Officer of Trimeris.

Conference Call

Trimeris will host a live conference call to discuss second quarter 2006 financial results at 5:00 p.m. Eastern Time, today. To access the live call, please dial (800) 399-8403 (U.S.) or (706) 634-6565 (international). The conference ID number is 3792577. Telephone replay is available approximately two hours after the call through 11:59 p.m. Eastern Time, August 22, 2006. To access the replay, please call (800) 642-1687 (U.S.) or (706) 645-9291 (international). The information provided on the teleconference is only accurate at the time of the conference call, and Trimeris will take no responsibility for providing updated information.

Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The webcast can be accessed by going to Trimeris' website, www.trimeris.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Non-GAAP Financial Information

In addition to disclosing financial results calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), we have included certain non-GAAP financial measures that exclude the effect of non-cash stock compensation expense as a result of the Company's adoption of SFAS No. 123 (revised). The Company believes that the presentation of results excluding non-cash stock compensation expense provides meaningful supplemental information regarding our financial results for the three and six months ended June 30, 2006 as compared to the same periods in 2005 since our financial statements issued prior to January 1, 2006 did not change as a result of adopting SFAS No. 123 (revised). We believe that this financial information is useful to management and investors in assessing our historical performance and results. The Company will use these non-GAAP financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 10, 2006 and its periodic reports filed with the SEC.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Milestone revenue	$ 1,055	$ 430	$ 2,111	$ 861
Royalty revenue	2,408	2,642	4,988	4,403
Collaboration income [1]	3,815	1,313	7,609	1,277
Total revenue and collaboration income	7,278	4,385	14,708	6,541

Operating expenses:

Research and development:
Non-cash compensation [2] [3]	712	99	1,425	208
Other research and development	4,249	5,050	8,716	10,397
Total research and development expense	4,961	5,149	10,141	10,605
General and administrative:
Non-cash compensation [2] [3]	844	112	1,664	223
Other general and administrative	2,083	2,317	4,419	4,517
Total general and administrative expense	2,927	2,429	6,083	4,740

Total operating expenses	7,888	7,578	16,224	15,345

Operating loss	(610)	(3,193)	(1,516)	(8,804)
Other income (expense)
Interest income	470	318	888	590
Gain on sale of equipment		6		6
Interest/accretion expense	(194)	(185)	(386)	(368)
	276	139	502	228

Net loss before cumulative effect of change in accounting principle	(334)	(3,054)	(1,014)	(8,576)
Cumulative effect of change in accounting principle [3]	--	--	252	--

Net loss	$ (334)	$ (3,054)	$ (762)	$ (8,576)

Basic and diluted net loss per share:
Before cumulative effect of accounting change	$ (0.02)	$ (0.14)	$ (0.05)	$ (0.39)
Accounting change	--	--	0.01	--
Basic and diluted net loss per share	$ (0.02)	$ (0.14)	$ (0.04)	$ (0.39)
Weighted average shares outstanding	21,896	21,727	21,877	21,719

Notes:

[1] Collaboration income represents our share of the net operating results from the sale of FUZEON in the United States and Canada under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. These net operating results consist of net sales less cost of goods (gross margin), less selling and marketing expenses and other costs related to the sale of FUZEON.

[2] In 2006, non-cash compensation is primarily comprised of employee stock option expense recorded under SFAS No. 123 (revised), amortization expense for restricted stock issued to employees and non-cash charges or credits related to stock options granted to non-employees. In 2005, non-cash compensation is primarily comprised of amortization expense for restricted stock issued to employees and non-cash charges or credits related to stock options granted to non-employees. For the three months ended June 30, 2006, the Company recorded an additional $1.4 million in employee stock option expense compared to the three months ended June 30, 2005. For the six months ended June 30, 2006, the Company recorded an additional $2.7 million in employee stock option expense compared to the six months ended June 30, 2005.

[3] On January 1, 2006, we adopted SFAS No. 123 (revised) and recorded employee stock option expense during the three and six months ended June 30, 2006. The following is a reconciliation of our GAAP and non-GAAP net income.

	Three Months Ended	Six Months Ended
	June 2006 [in thousands] (unaudited)	June 2006 [in thousands] (unaudited)
Net Loss (GAAP)	$ (334)	$ (762)
Cumulative effect of change in accounting principle*	--	(252)
Employee stock option expense:
Research and development	613	1,206
General and administrative	753	1,483
Net Income excluding employee stock option expense and cumulative effect in accounting principle (Non- GAAP)	$ 1,032	$ 1,675

* the cumulative effect of change accounting principle relates to the difference in accounting for the restricted stock grants under SFAS No. 123 (revised). Under SFAS No. 123 (revised) we are required to estimate a forfeiture rate for the restricted stock grants and apply that forfeiture rate from the date of grant. Prior to SFAS No. 123 (revised) we did not estimate forfeitures and only accounted for forfeitures as they occurred. The difference in these two methods results in the cumulative effect of change in accounting principle.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]
	June 30, 2006 (unaudited)	December 31, 2005
Assets
Cash, cash equivalents and investment securities available-for-sale	$ 41,749	$ 36,889
Other current assets	9,284	11,923
Total current assets	51,033	48,812
Property, furniture and equipment -- net	2,554	2,640
Total other assets	9,139	8,690
Total assets	$ 62,726	$ 60,142
Liabilities and Stockholders' Equity
Total current liabilities	$ 8,672	$ 8,079
Long term portion of deferred revenue	9,616	10,477
Accrued marketing costs	16,893	16,507
Other liabilities	710	706
Total liabilities	35,891	35,769

Total stockholders' equity	26,835	24,373
Total liabilities and stockholders' equity	$ 62,726	$ 60,142

FUZEON Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

(unaudited)

	Three Months Ended,**		Six Months Ended, **
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

United States and Canada	$ 31.1	$ 25.2	$ 58.5	$ 48.5
Rest of World	26.2	28.7	54.2	47.9
Worldwide Total	$ 57.2	$ 53.9	$ 112.7	$ 96.4

** may not add due to rounding

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